Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 (Nos. 333-198938 and 333-198937) and S-8 (Nos. 333-185633, 333-182991, 333-41263, 333-54274, 333-75768, 333-121769, 333-140629, 333-152748, 333-157548, 333-165044, 333-171308, 333-178622 and 333-194284) of ONEOK, Inc. of our reports dated February 28, 2017, except for Note N to the consolidated financial statements as to which the date is July 6, 2017, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Current Report on Form 8-K dated July 6, 2017.

/s/ PricewaterhouseCoopers LLP

Tulsa, OK
July 6, 2017